Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	David T. Parker
	Investor Relations	Media Relations
	kbedard@micron.com	dtparker@micron.com
	(208) 368-4400	(208) 368-4400

Web Site URL http://www.micron.com

MICRON TECHNOLOGY, INC., REPORTS PROFIT FOR THE
FIRST QUARTER OF FISCAL YEAR 2004

Boise, Idaho, December 23, 2003 – Micron Technology, Inc., (NYSE: MU) today announced operating income of $22 million and net income of $1 million for the first quarter of fiscal 2004.  The Company’s results for the first quarter ended December 4, 2003, were achieved on sales of $1.1 billion. These results compare to a $316 million net loss on sales of $685 million for the first quarter of fiscal 2003 and a $123 million net loss on sales of $889 million for the fourth quarter of fiscal 2003.

The Company’s sales were 25% higher in the first quarter of fiscal 2004 as compared to the immediately preceding quarter as a result of an approximate 15% increase in megabits sold and a 7% increase in average megabit selling prices.  The Company’s megabit production of memory products increased approximately 10% in the first quarter of fiscal 2004 as compared to the immediately preceding quarter.  The megabit production gains were principally due to improved manufacturing yields and transitions to 110 nanometer devices.  At the end of the first quarter of fiscal 2004, finished goods inventories were at historically low levels relative to the sales volume for the quarter.

The Company’s operating income for the first quarter of fiscal 2004 includes losses of $25 million from changes in currency exchange rates as a result of a weaker dollar, and a $21 million benefit primarily from sales of equipment associated with the Company’s restructure activities in fiscal 2003.  The generally higher sales prices for equipment were reflective of improved market conditions across the semiconductor industry.

Steve Appleton, Micron’s Chief Executive Officer and President, said, “We are pleased with the improvements in gross margin accomplished over successive quarters.  The first quarter gross margin of 26% is, in part, a result of worldwide cost reduction efforts, gains in manufacturing efficiencies and our leadership in process technology.  Our advanced 6f2 products, which have a smaller die size using the same process technology as standard 8f2 products, are ramping effectively and our manufacturing migration to 110 nanometer process technology leads the industry.  We are also pleased with the market leadership performance of our next generation products; we are the only company currently shipping all densities of DDR2 DRAM and our 2 and 3 megapixel CMOS image sensor products are “best-in-class” in performance and image quality.”

The Company has not recognized any tax provision or benefit in either fiscal 2003 or the first quarter of fiscal 2004 from the results of its U.S.-based operations.  The Company’s first quarter of fiscal 2004 contained 14 weeks compared to 13 weeks in the previous quarters.

The Company will host a conference call today at 3:30 p.m. MST to discuss its financial results. The conference call, audio and slides, will be available online at www.micron.com. (To access the Webcast, you will need current versions of RealPlayer or Windows Media Player and speakers for audio.) A Webcast replay will be available on the Company’s Web site until January 5, 2005. A taped audio replay of the conference call will also be available at (973) 341-3080 (confirmation code: 4362562) beginning at 5:30 p.m. MST today and continuing until 7:30 p.m. MST on January 5, 2004.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its web site at www.micron.com.

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MICRON TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL SUMMARY

(Amounts in millions except per share data)

	1st Qtr. Dec. 4, 2003	4th Qtr. Aug. 28, 2003	1st Qtr. Nov. 28, 2002

Net sales	$1,107.2	$888.5	$685.1
Cost of goods sold (1)	821.2	719.0	722.4
Gross margin	286.0	169.5	(37.3)

Selling, general and administrative	81.2	82.2	96.4
Research and development	186.4	166.1	154.5
Restructure (2)	(21.1)	6.7	—
Other operating expense (3)	17.8	20.1	8.4
Operating income (loss)	21.7	(105.6)	(296.6)

Interest income (expense), net (4)	(5.5)	(8.5)	1.5
Other non-operating income	0.4	1.0	0.6
Income tax provision (5)	(15.5)	(10.1)	(21.4)
Net income (loss)	$1.1	$(123.2)	$(315.9)

Net income (loss) per share: (6)
Basic	$0.00	$(0.20)	$(0.52)
Diluted	0.00	(0.20)	(0.52)

Number of shares used in per share calculations:
Basic	633.8	609.5	605.2
Diluted	636.6	609.5	605.2

SELECTED FINANCIAL DATA

	As of
	Dec. 4, 2003	Aug. 28, 2003

Cash and short-term investments	$1,172.0	$921.8
Receivables	723.7	642.5
Inventories (1)	407.6	417.4
Total current assets	2,369.1	2,037.0
Property, plant and equipment, net	4,543.4	4,510.5
Restricted cash (4)	152.0	125.2
Total assets	7,552.1	7,158.2

Accounts payable and accrued expenses	740.3	714.7
Current portion of long-term debt	73.8	88.9
Total current liabilities	986.3	993.0
Long-term debt	996.0	997.1
Redeemable common stock (6)	—	66.5
Shareholders’ equity (7)	5,429.1	4,971.0

	Quarter Ended
	Dec. 4, 2003	Nov. 28, 2002

Net cash provided by operating activities	$255.2	$99.7
Net cash used for investing activities	(603.3)	(59.1)
Net cash provided by (used for) financing activities	266.1	(37.5)

Depreciation and amortization	312.5	299.9
Expenditures for property, plant and equipment	(260.6)	(326.4)
Payments on equipment purchase contracts	(92.5)	(53.6)

Noncash equipment acquisitions on contracts payable and capital leases	64.0	96.8

The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  The Company’s fiscal year 2004 contains 53 weeks and the first quarter of fiscal 2004 was the 14-week period ended December 4, 2003.

(1)                      In the first quarter of fiscal 2003, the Company recorded a $91 million charge to write down the Company’s work in process and finished goods inventories to their estimated market values.

(2)                      In the second quarter of fiscal 2003, the Company initiated a series of cost-reduction measures.  In connection therewith, the Company recorded a restructure charge in fiscal 2003 that included the shutdown of the Company’s 200 mm production line in Virginia, the discontinuance of certain memory products, including SRAM and TCAM products, and a 10% reduction of the Company’s worldwide workforce.  The credit to restructure in the first quarter of fiscal 2004 primarily reflects sales of equipment associated with the Company’s restructure activities in fiscal 2003.

(3)                      Other operating expense in the first quarter of fiscal 2004 includes losses of $25 million from changes in currency exchange rates.  Other operating expense in the fourth and first quarters of fiscal 2003 includes losses, net of gains, on write-downs and disposals of semiconductor equipment of $22 million and $7 million, respectively.

(4)                      The Company entered into an interest rate swap agreement, beginning August 29, 2003, to effectively swap the fixed interest rate on the Company’s convertible notes to a variable interest rate based on the 3-month LIBOR less 65 basis points.  In connection therewith, the Company pledged $24 million as cash collateral, which is included in restricted cash in the Company’s consolidated balance sheet.

(5)                      Income taxes for fiscal 2004 and 2003 primarily reflect taxes on the Company’s non-U.S. operations.  Beginning with the fourth quarter of fiscal 2002, the Company has not recognized any tax benefit from its domestic net operating losses in accordance with Statement of Financial Accounting Standards No. 109.

(6)                      On October 22, 2003, the Company repurchased 1.5 million shares of redeemable common stock for $68 million in cash. Accretion of the redeemable common stock toward its redemption amount was $0.5 million, $1.6 million and $1.5 million for the first quarter of fiscal 2004 and the fourth and first quarters of fiscal 2003, respectively.

(7)                      On September 24, 2003, the Company received $450 million from Intel Corporation in exchange for the issuance of stock rights exchangeable into 33.9 million shares of the Company’s common stock.  In conjunction with the issuance of the stock rights, the Company agreed to achieve operational objectives through May 2005, including certain levels of DDR2 production and 300 mm wafer processing capacity, and dedication of resources to advanced product development.  In the event the Company fails to achieve certain 2005 milestones and the Company’s common stock price is then below Intel’s purchase price, the Company could be obligated to pay Intel amounts not to exceed $135 million, a substantial portion of which is payable, at the Company’s election, in the Company’s common stock.